                                                                   EXHIBIT 11.1

                        STATEMENT REGARDING COMPUTATION
                             OF PER SHARE EARNINGS


Statement Regarding Computation of                      Year to Date
Per Share Earnings                                     ended March 31,
                                             -------------------------------

                                                  1999                1998
                                                  ----                ----
Basic earnings per share:
  Weighted-average shares outstanding          1,771,127           1,653,917
  Net income per share                       $       .35         $       .38

Diluted earnings per share:
  Weighted average shares outstanding          1,771,127           1,653,917
  Dilutive stock options                          20,000              20,000
  Assumed repurchased under treasury
     stock method                                (19,056)            (15,283)
                                             -----------         -----------
  Weighted-average common shares
     outstanding and common share
        equivalents                            1,772,071           1,658,634
                                             -----------         -----------

Net income                                   $   622,000         $   625,000
                                             ===========         ===========

Diluted net income per share                 $       .35         $       .38
                                             ===========         ===========





















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